Exhibit 99.1

Execution Copy

(January 31, 2005 )

ATTORNEY GENERAL OF THE STATE OF NEW YORK BUREAU OF INVESTMENT PROTECTION

In the Matter of

BANC OF AMERICA CAPITAL MANAGEMENT, LLC, BACAP DISTRIBUTORS, LLC, and BANC OF AMERICA SECURITIES, LLC

ASSURANCE OF DISCONTINUANCE

PURSUANT TO EXECUTIVE LAW § 63 (15)

WHEREAS, pursuant to the provisions of the Martin Act (Article 23-A of the General Business Law), Eliot Spitzer, Attorney General of the State of New York, commenced an investigation in July 2003 into the practices, procedures and conduct of Banc of America Capital Management, LLC and its predecessor, Banc of America Advisors, LLC (individually and collectively, “BACAP”), BACAP Distributors, LLC (“BACAP Distributors”), and Banc of America Securities, LLC (“BAS”) (individually and collectively, “Respondents”) during the period 1998 through September 2003 respecting: (a) market timing of mutual funds; and (b) late trading of mutual funds (collectively, the “Investigation”);1

WHEREAS, the Investigation was conducted in cooperation with an investigation by the U.S. Securities and Exchange Commission (“SEC”) of Respondents;

[1]	“Market timing” refers to the practice of short-term investing in mutual fund shares and/or the exploitation of pricing inefficiencies in mutual fund share pricing. “Late trading” refers to obtaining a given day’s mutual fund share price for orders to buy, sell or exchange shares that were placed after the close of the market on that day.

WHEREAS, BACAP was and is the investment advisor to all mutual funds or series, in the Nations Funds mutual fund complex, (the “Nations Funds”) and a subsidiary of Bank of America, N.A., that does business in New York, New York;

WHEREAS, BACAP Distributors is an investment adviser, broker-dealer and acted as the distributor and administrator of the Nations Funds;

WHEREAS, BAS is a full-service investment bank, a broker-dealer and a subsidiary of Bank of America Corporation;

WHEREAS, in the course of the Investigation, numerous witnesses were interviewed and/or deposed and extensive documentary evidence was reviewed;

WHEREAS, Respondents have cooperated in the Investigation by producing documentary evidence and witnesses and identifying evidence relevant to the Investigation;

WHEREAS, the Investigation revealed that certain practices by Respondents have violated the Martin Act, Executive Law, §63 (12), and the General Business Law, §349;

WHEREAS, Respondents have advised regulators of their desire to resolve the Investigation;

WHEREAS, BACAP and BACAP Distributors agree to reduce the management fees charged to certain Nations Funds distributed to retail investors in the United States;

WHEREAS, BACAP agrees not to manage or advise the Nations Funds unless the Nations Funds agree to and do implement certain changes with respect to the corporate governance of the Nations Funds, and to maintain a certain compliance and ethics corporate structure;

WHEREAS, Respondents agree to make certain payments; and

WHEREAS, the Attorney General finds the following sanctions appropriate and in the public interest and Respondents agree to the sanctions provided herein;

NOW THEREFORE, the Attorney General, based upon the Investigation, makes the following findings:

FINDINGS

1. BACAP, a subsidiary of Bank of America, N.A. which in turn, is a subsidiary of Bank of America Corporation (“Bank of America”), is registered as an investment adviser. From January 1, 2003 to present, BACAP (Banc of America Capital Management, LLC) managed and advised the Nations Funds. BACAP has ultimate responsibility for overseeing the day-to-day management of the Nations Funds. BACAP is the successor to Banc of America Advisors, LLC (“BAA”), a registered investment adviser that managed and advised the Nations Funds prior to January 1, 2003.

2. BACAP Distributors, a subsidiary of Bank of America, N.A., and an affiliate of Nations Funds, is a registered investment adviser as well as a registered broker-dealer. From January 1, 2003 to present, BACAP Distributors acted as the distributor and administrator of the Nations Funds. Prior to January 1, 2003, BAA and Stephens Inc. served as co-administrators and co-distributors of Nations Funds. (For such prior period, references to “BACAP Distributors” includes BAA.) As of March 31, 2004, BACAP advised more than $200.8 billion, including more than $128.6 billion under management in the Nations Funds family of funds.

3. BAS, a subsidiary of Bank of America, is a full-service investment bank and brokerage firm with principal offices in San Francisco, California, New York, New York, and Charlotte, North Carolina. BAS is an investment adviser as well as a registered broker dealer.

4. Nations Funds Trust, the registrant and issuer of the shares of the Nations Funds, is an open-end investment company under the Investment Company Act of 1940. As of March 31, 2004, Nations Funds Trust offered fifty-six different portfolios. Nations Funds Trust is organized under Delaware law.

5. Theodore C. Sihpol, III (“Sihpol”) was a broker in BAS’s high-net worth group in Manhattan, New York. Sihpol resides in New Canaan, Connecticut.

6. Canary Capital Partners, LLC, is a New Jersey limited liability company with offices at 400 Plaza Drive, Secaucus, New Jersey.

7. Canary Investment Management, LLC, is a New Jersey limited liability company with offices at 400 Plaza Drive, Secaucus, New Jersey.

8. Canary Capital Partners, Ltd., is a Bermuda limited liability company.

9. Edward J. Stern (“Stern”) is a resident of New York, New York and was the managing principal of Canary Capital Partners, LLC, Canary Investment Management, LLC, and Canary Capital Partners, Ltd (collectively, “Canary”).

10. The Attorney General has jurisdiction over this matter pursuant to the Martin Act, Executive Law §63, and the General Business Law, §349.

A. Summary

11. From as early as July 2000 and continuing through July 2003, BACAP, the investment adviser to the Nations Funds, as well as BACAP Distributors, the distributor and administrator for Nations Funds, allowed certain market timing clients to engage in short-term or excessive trading and never disclosed this fact to other investors.

12. During this period, BACAP and BACAP Distributors entered into arrangements with two entities, allowing them to engage in frequent short-term trading in at least 13 Nations Funds mutual funds, including international funds. BACAP and BACAP Distributors knew and approved of the short-term trading arrangements, and allowed the arrangements to continue despite knowing that such trading could be detrimental to Nations Funds shareholders. These arrangements increased the advisory fees earned by BACAP and the distribution fees earned by BACAP Distributors. Moreover, in connection with one of these arrangements, BACAP received “sticky assets” – long-term investments that were to remain in place in return for allowing the client to market time the funds.

13. Throughout the relevant period, BACAP and BACAP Distributors did not disclose to Nations Funds’ shareholders the special arrangements made with these short-term traders and the potential harm these arrangements posed to the relevant Nations Funds. BACAP and BACAP Distributors also did not disclose the resulting conflicts of interest these arrangements created between BACAP, BACAP Distributors, and Nations Funds’ shareholders.

These non-disclosures constituted material omissions of fact. The trades made pursuant to these relationships were also contrary to representations to various clearing broker dealers made by BACAP that Nations Funds would not allow more than eight exchanges per fund account per year because of the harmful effect of short-term trading on Nations Funds.

14. Moreover, in accordance with exceptions approved by the Board of Trustees of Nations Funds, one of these clients was exempted from a redemption fee on short-term trades in certain Nations Funds international equity mutual funds. BACAP and BACAP Distributors did not disclose the existence of this approved timing relationship, or the fact that this client was being exempted from the redemption fee, in prospectuses and proxy statements issued to shareholders and potential shareholders.

15. BACAP had a fiduciary duty to act at all times in the best interests of the Nations Funds and their shareholders. As a result, BACAP had an affirmative obligation to act in the utmost good faith and to provide full and fair disclosure of all material facts, including conflicts of interest, to Nations Funds’ shareholders. It further had an affirmative obligation to act with reasonable care to avoid misleading prospective investors in the Nations Funds.

16. By placing its own interests in generating fees for itself and affiliated entities above those of Nations Funds’ shareholders, and by failing to disclose these arrangements and resulting conflicts of interest, BACAP breached its fiduciary duty to shareholders in the funds where the short-term or excessive trading took place.

17. At the same time, BAS facilitated market timing and late trading by some introducing broker dealers and a hedge fund at the expense of shareholders of Nations Funds and other mutual fund families.

18. These entities effected their late trading through BAS’s “Special Mutual Fund Order Entry System.” Once granted access to BAS’s Special Mutual Fund Order Entry System, BAS’s clients could and did enter mutual fund trade orders as late as 7:00 p.m. ET. BAS either knew that these entities were engaged in late trading or recklessly disregarded the obvious risk of late trading through this system.

19. BAS also provided its introducing broker-dealer clients with account management tools and other assistance that enabled the introducing broker-dealers to conceal the market timing activities of their clients from unsuspecting mutual funds. BAS facilitated the submission of hundreds of market timing trades by these broker-dealers after the mutual funds in question had acted to block these entities from further trading.

B. Facts

Market Timing and Late Trading

20. Market timing can harm other mutual fund shareholders because it can dilute the value of their shares. Market timing can also disrupt the management of the mutual fund’s investment portfolio and cause the targeted mutual fund to incur costs borne by other shareholders to accommodate frequent buying and selling of shares by the market timer.

21. Mutual funds are required to disclose in their prospectuses the time as of which the NAV (net asset value) is set for purposes of determining the price at which shareholders may buy or redeem mutual fund shares.

22. For example, the August 1, 2001 prospectus for Nations Funds Primary A Shares states that orders received “before the end of a business day (usually 4:00 p.m. Eastern time, unless the NYSE closes early) will receive that day’s net asset value per share. Orders received after the end of a business day will receive the next business day’s net asset value per share.”

23. Mutual fund prospectuses also disclose whether the mutual fund has designated a principal underwriter, dealer, or any other person as authorized to consummate transactions in shares issued by the fund. For example, the August 1, 2003 prospectus for Nations Funds Primary A Shares disclosed that BACAP Distributors was the exclusive distributor (i.e., principal underwriter) of Nations Funds shares. The selling agreement between BACAP Distributors — the exclusive distributor of Nations Funds’ shares — and BAS identified BAS as a financial intermediary authorized to offer and sell Nations Funds’ shares. Pursuant to the January 1, 2003 distribution agreement, BACAP Distributors warranted to Nations Funds Trust that it would “offer and sell Shares at the applicable public offering price or the net asset value next determined after an order is received.”

24. Late trading enables the trader to profit from market events that occur after 4:00 p.m. but that are not reflected in that day’s price. In particular, the late trader obtains an advantage – at the expense of the other shareholders of the mutual fund – when he learns of market moving information and is able to purchase (or sell) mutual fund shares at prices set before the market moving information was released.

25. Permitting late trading harms other shareholders and the mutual fund.

BACAP’s Timing Policies

26. At all times during the existence of the approved timing relationships, BACAP had internal policies designed to identify and prevent market timing in Nations Funds. As disclosed in the August 1, 2001 prospectus for Nations Funds Primary A Shares, Nations Funds reserved the right to “limit the number of exchanges that [an investor] can make within a specified period of time.” In order to effectuate this policy, BACAP’s “timing police” regularly obtained and reviewed transaction reports to identify potential market timing transactions. Once a transaction was identified as a possible “market timing” trade, BACAP’s “timing police” would instruct the transfer agent to block the transaction and would alert the clearing broker of the block.

27. In an April 26, 2001 letter to one such clearing broker, BACAP described Nations Funds’ market timing policy: “Nations Funds believes that market-timing activity can be detrimental to fund performance and portfolio management, which is not in the best interests of shareholders. As stated in the prospectus, Nations Funds reserves the right to limit the number of share exchanges within a specified time period.” The letter defined Nations Funds’ “policy with respect to exchange activity” as limiting exchanges to “a maximum of eight, per fund account, per rolling 365-day period (i.e., the 12 months prior to the most recent exchange),” and disclosed that “[e]xchange privileges will be suspended on a particular fund account after there have been eight exchanges in the fund account during a rolling 365-day period.”

28. BACAP revised its internal market timing policies in August 2002. In a letter sent to at least fifteen “firms identified as market timers,” BACAP informed these entities that “Nations Funds has the following policy with respect to redemptions either by selling shares or exchanging into another Fund.” The letter continued: “Generally, exchange purchases are limited to a maximum of three per fund account, per rolling 28 day period. Additionally they are limited to a maximum of eight, per fund account, per rolling 365-day period…”

29. In addition to the prospectuses and letters to clearing brokers, BACAP also disclosed its market timing policies in “due diligence” questionnaires provided to potential large investors. For example, in response to a question in an April 2001 due diligence questionnaire regarding Nations Funds’ market timing policies, BACAP responded that Nations Funds “does monitor for ‘hot money’ flows and seeks to exclude short-term investors from investing. Historically, there have been occasional examples of market timing; however, the advisor has taken steps to identify these accounts and has refused to accept investments from these shareholders.”

BACAP’s Approved Timing Relationships

The TranSierra Capital Relationship

30. In July 2000, a financial adviser affiliated with TranSierra Capital, LLC (“TranSierra”) contacted a Nations Fund sales representative via e-mail about commencing a new timing relationship with Nations Funds. The adviser requested permission for her clients to “make at least 12 and not more than 20 ‘round trips’” between Nations Funds’ Municipal Income Fund and a money market fund. The adviser also expressed interest in timing Nations Funds’ California Tax Free Fund and California Municipal Bond Fund under the same parameters.

31. As the adviser informed the sales representative, two years earlier TranSierra had received “approval from Nations to place up to $4 million in the Nations Municipal Income A (NMUIX)” and to engage in twelve to twenty “round trips” between that fund and a Nations Fund money market fund. Due to underutilization of that timing capacity, and a desire to time additional funds, the adviser sought the portfolio manager’s renewed approval for additional market timing trades.

32. The portfolio manager approved TranSierra’s timing request. Neither the portfolio manager nor any BACAP employee conducted any analysis to determine whether shareholders of these funds would be harmed by TranSierra’s transactions.

33. In October 2000, and again in June 2001, BACAP’s “timing police” identified and issued stop orders for market timing transactions by TranSierra. When the “timing police” learned about the portfolio manager’s approval, BACAP lifted the stop orders.

34. The TranSierra relationship continued until the portfolio manager who approved the relationship left BACAP in mid-2003. When the new portfolio manager complained to BACAP’s “timing police” in June 2003 that these transactions interfered with fund management and harmed performance, BACAP terminated the relationship. By that time, however, TranSierra had executed 524 transactions in three Nations Funds (Nations Municipal Income Fund, Nations Intermediate Municipal Bond Fund and Nations California Municipal Bond Fund), reaping almost $2 million in profits.

The Canary Relationship

35. BAS initiated the relationship with Canary through a “cold call” by Theodore Sihpol, a broker in BAS’s high-net worth group. Sihpol followed up on this initial telephone contact through a personal meeting with Stern in early April 2001.

36. During this meeting, Stern outlined Canary’s approach to timing mutual funds and results it had achieved doing so. Stern asked if Canary would be allowed to time Nations Funds, and proposed that Bank of America, N.A. lend Canary the money to do so and that BAS provide clearing services for the trades. Sihpol agreed to seek approval from his superiors.

37. Later that month, Sihpol invited Stern to attend a meeting at BAS’s New York offices to explain further the proposal. During this meeting, Stern and two of Canary’s traders explained their strategy to a group of BAS officers, including Sihpol. Stern and the traders discussed their credit needs and presented a list of Nations Funds they would most like to time.

38. To obtain approval for Canary’s proposed timing transactions, Sihpol called the co-President of BACAP. Sihpol explained Canary’s request to BACAP’s co-President, including that Canary would be willing to commit “permanent” assets in certain Nations Funds in exchange for permission to time other, more volatile, funds. Sihpol opined that establishing a relationship with Stern could result in BAS wresting management responsibilities for the Stern family fortune from a competitor.

39. Following the call with Sihpol, BACAP’s co-President discussed the proposal with BACAP’s Chief Administrative Officer (“CAO”). BACAP’s CAO stated that he did not like the proposal because permitting Canary to time Nations Funds, while actively precluding other market timers, would send conflicting messages to the BACAP sales force. However, BACAP’s co-President explained that granting Canary timing capacity would strengthen BACAP’s relationship with BAS’s high net-worth group and lead to increased investments in Nations Funds by these clients.

40. BACAP’s co-President contacted the portfolio managers for three of the four Nations Funds Canary wished to time. In each of these conversations – which lasted only a few minutes – BACAP’s co-President explained that Canary intended to time up to 1% of the fund’s assets under management, and that Canary would average one “round trip” between the timed fund and a money market fund per week. Although the portfolio managers acceded to the request, no one performed any analysis to determine what, if any, harm would result to the funds’ shareholders due to Canary’s transactions.

Canary Memorializes the Relationship

41. On May 1, 2001, Stern sent Sihpol a letter confirming the Nations Funds Canary was going to time and providing the dollar amounts of timing for each fund. As described in the memorandum, Canary would initially time four funds – Nations Convertible Securities Fund, Nations International Equity Fund, Nations Emerging Markets Fund and Nations Small Company Fund – in an aggregate amount of $16.8 million. The short term trading would average one “round turn” per week. After selling a fund, the proceeds of the sale were to be deposited into a money market or short-term bond fund until Canary decided to “redeploy” it for the next timing trade in the “approved” Nations Funds.

42. The letter further confirmed the understanding reached with respect to order processing and BAS’s intention to provide financing for Canary’s trades. Stern wrote that “We plan on transacting our trades manually at first (via Fax), at a time of day that is a little bit earlier than … specified in our first meeting. As soon as we can work out our lending arrangement with the bank and begin transacting electronically via [the Special Mutual Fund Order Entry System], we will draw down leverage against the capital we have deployed in the Nations funds, effectively increasing our trading capital with your firm to $32 million. If all goes well, this capital should grow larger as we get a sense of what trades can and cannot be done via the Banc of America Securities Platform. We really would like to get going with [the Special Mutual Fund Order Entry System] and begin trading electronically as soon as possible.”

43. Stern also confirmed that in return for allowing such timing activity Canary would commit “permanent” capital to Nations Funds in an amount equal to the capital used to “time” other Nations Funds.

44. Sihpol forwarded Canary’s letter to BACAP’s co-President. Sihpol also advised BACAP’s co-President of the Canary entities which would be used to time trades and that a Canary affiliate would be “making the dollar for dollar investment in the two short-term government funds.”

45. BACAP’s co-President forwarded the Canary letter and Sihpol’s e-mail to various senior managers within BACAP as well as certain portfolio managers. As BACAP’s co-President noted in his accompanying e-mail message, “I’ve spoken to a number of you about this day trading exception. The account is the Stern family, a significant and growing GCIB/Bank relationship. Also, nice incentive of matching funds in the Short-Intmdt. Gov’t Fund .... thanks, and let me know if there are any issues.” BACAP’s co-President also requested that BACAP’s CAO notify one of the three sub-advisers for the international funds that a BAS client had been approved to time funds managed by these advisers.

Canary’s Requests For Additional Market Timing Capacity

46. Shortly after securing approval to time certain Nations Funds, Canary, through Sihpol, began to ask for more timing capacity. Between May 2001 and January 2003, Canary made eight requests for either access to new funds or increases in agreed-upon limitations.

47. Canary’s numerous requests exacerbated the difficulties caused by BACAP’s failure to monitor Canary’s adherence to agreed-upon limitations. For example, in response to an August 2001 request by Sihpol for additional timing capacity in Nations International Equity Fund, BACAP’s co-President responded that “there should not be any timing in International Equity – they can’t handle it.” When Sihpol reminded BACAP’s co-President that Nations International Equity Fund was “one of the original funds that [the Canary entities] were approved to trade from the out start (sic),” BACAP’s co-President denied the request for additional capacity. Despite BACAP’s co-President’s statement that the Nations International Equity Fund “can’t handle” market timing transactions, Canary continued to time the Nations International Equity Fund.

48. BACAP’s failure to establish procedures to monitor Canary’s compliance with agreed-upon limitations also permitted Canary routinely to exceed these limitations. Moreover, even when BACAP identified situations where Canary violated these limitations, BACAP did not terminate the Canary relationship.

49. For example, in December 2002, a portfolio manager informed BACAP’s “timing police” that Canary’s transactions interfered with portfolio management. In the course of investigating this complaint, the “timing police” learned that Canary had exceeded transaction and trade frequency limitations for at least two Nations Funds. Having been caught by the “timing police,” Canary agreed to conform its trading patterns for these funds. However, Sihpol subsequently highlighted this “important” concession to BACAP’s co-President as additional

“leverage for the new [timing] space” previously discussed between Stern, Sihpol and BACAP’s co-President.

50. BACAP’s failure to monitor Canary’s transactions also prevented BACAP from minimizing harm caused by these transactions. On March 12, 2003, Canary invested approximately $1.6 million in Nations Managed Index Fund. The following morning, a member of the portfolio management group for the fund alerted BACAP’s “timing police” in an internal e-mail that BACAP’s failure to provide advance notification of such significant transactions harmed long-term shareholders: “We get notified of mutual fund inflows the morning AFTER the client has bought or sold into the fund. If the cash flows are a small percentage of a fund’s assets, the timing mis-match does not meaningfully impact performance. However, if the cash flow is a meaningful percentage of the fund, the timing mis-match can turn out to have enormous implications. Example: This morning in the managed index fund, NMIMX, we had an inflow of 5% of the funds assets (which is great!). The client is going to get into the fund at yesterday’s price. We were notified about the flow this morning. The market opened up 2%, which is where we bought futures to hedge the flow. The net result is that the fund is now approximately 10bp [basis points] behind the index. This has huge negative implications.”

51. BACAP attempted to address this issue by arranging through discussions with Stern in late March 2003 for Canary to provide notification of “likely” index fund transactions. However, Canary did not always provide the requested notification. And even when Canary provided e-mail notification of “likely” transactions, this notification did not enable the portfolio managers to prevent shareholder dilution.

52. For example, on May 12, 2003, the portfolio manager for Nations MidCap Index Fund informed the “timing police” in an internal e-mail that “the PB [Private Bank] has a client [Canary] who trades $9 million in and out of the midcap index fund all the time. It wasn’t so bad when he held his positions for a while, but now he’s trading extremely short swings, sometimes with holding periods of only a day. The impact of this has been lessened since we have been getting notification in time to hedge at the close, but there is still a cost that’s being borne by other fund shareholders.”

53. The following day, Canary redeemed its May 12, 2003 purchase. However, the portfolio manager did not receive notification about the Canary trade until after the close and therefore could not hedge against this transaction. The portfolio manager informed senior BACAP executives in an e-mail about the untimely notification and requested that these executives prevent further transactions by Canary in the fund.

54. Two days later, Canary made another purchase in the Nations Funds’ Mid-Cap Index Fund, a position Canary redeemed a day later. As the portfolio manager complained in an e-mail titled “Surely this has to be the final trade,” “The $9m that came into midcap yesterday is going out today. That’s two round trips this week. The next time he comes in, we absolutely have to be able to DK [reject] the trade. Enough is enough.” BACAP halted Canary’s timing activity in this fund several days later.

55. Between May 2001 and July 2003, Canary had as much as $70 million in approved timing space in ten Nations Funds mutual funds: Nations International Equity Fund, Nations Small Company Fund, Nations Convertible Securities Fund, Nations Strategic Growth Fund, Nations SmallCap Index Fund, Nations MidCap Index Fund, Nations LargeCap Index Fund, Nations Managed Index Fund, Nations Value Fund and Nations Emerging Markets Fund. Canary executed more than $3 billion of purchases and sales in these funds, and ultimately reaped nearly $16.7 million of profits through this trading.

Bank of America Affiliates Profited From the Relationship

56. Bank of America affiliates- profited from the Canary relationship. BAS received more than $4.1 million from a 1% “wrap” fee on Canary’s timing assets and broker fee revenue for Canary-related accounts.

57. BAS also generated revenues from various alternative-trading strategies utilized by Canary. One of these trading strategies involved derivative transactions known as share basket swaps. Between August 2001 and July 2003, Canary entered into 38 share basket swaps with BAS’s derivatives desk. In connection with these transactions, Canary agreed to pay BAS the appreciation, and BAS agreed to pay Canary the depreciation, on a basket of equities. To hedge its market exposure, the BAS derivatives desk would short-sell the basket of equities.

58. Canary chose the stocks in each share basket to replicate the portfolio of a corresponding mutual fund it was timing. Canary used the share basket swaps to hedge its exposure to the risk associated with securities in its mutual fund portfolios that it perceived to be poor performers, as well as to reduce the volatility of its long mutual fund positions. The swap transactions also enabled Canary effectively to “short” its mutual fund positions and thus benefit from market timing transactions when Canary believed that the price of a particular mutual fund would decline.

59. BAS earned more than $7 million in revenue from executing derivative transactions that were part of Canary’s market timing strategy.

60. Canary, through an affiliate, also received a loan from Bank of America’s banking entity, the “Private Bank,” a division of Bank of America, N.A. Canary utilized this financing to trade mutual funds in brokerage accounts maintained at BAS. The mutual funds purchased and held in the BAS accounts cross-collateralized the loan and the share basket swaps that Canary engaged in at BAS. At the inception of the financing, in July 2001, Canary received a $70 million revolving credit facility. Over time, the Private Bank increased Canary’s line of credit to a maximum of $125 million.

61. A Senior Private Lending Specialist from the Private Bank’s Credit Department monitored loan collateralization on a daily basis. This officer analyzed the loan balance and swap exposure by calculating the collateral maintenance through the Private Bank’s Trading Credit Risk Information System. To further facilitate this collateral monitoring, the Private Bank received from Canary a document listing Canary’s approved timing relationships and the limitations imposed by each fund family.

62. The Private Bank received more than $1 million in revenue from its lending relationship with Canary.

63. BACAP received $267,000 in additional advisory fees on Canary’s assets invested in Nations Funds.

64. BACAP Distributors received $113,000 in additional distribution fees on Canary’s assets invested in Nations Funds.

BACAP Knew That Market Timing Harmed Long-Term Shareholders

65. Both at the commencement and throughout the approved timing relationships, BACAP knew that market timing could and did harm Nations Funds’ shareholders.

66. For example, shortly after approving Canary’s April 2001 market timing request, senior BACAP officers consulted with the sub-advisers for Nations Funds’ international equity funds about another potential timing relationship. As with Canary, in exchange for permission to time international equity funds, the potential client promised in an e-mail to be a “long term” partner with Nations Funds, invest “sticky assets” in certain Nations Funds, and to “seed” any new funds BACAP intended to offer.

67. Each of the three sub-advisers informed BACAP’s management that permitting market timing would harm long-term investors. As one of the sub-advisers explained in an e-mail received by senior BACAP officers, market timing harms the funds and its shareholders in at least three ways:

(a) First, market timing harms fund performance. “Given that market timers are trying to exploit an arbitrage which occurs because of increased global correlations and the closed nature of some of the International markets they tend always for performance purposes to be in the wrong direction. So that when US markets, particularly Nasdaq, are sharply lower Timers are sellers of International thereby either taking cash away in a down market or more usually forcing the manager to sell into weak markets and vice-versa.”

(b) Second, market timing has negative tax consequences for long-term investors. “As these are taxed funds the vastly increased turnover may result in a deterioration of the net of tax return.”

(c) Third, “[a]nd most importantly Who is paying for the arbitrage? As I understand it it is the other mutual fund holders who are being disadvantaged by the activities of the ‘market timers.’ Aside from the fact that the vastly increased turnover of the fund is likely to hurt performance as is discussed above, the arbitrage exists because market timers are effectively dealing at ‘stale prices’ as Asian markets have closed. They are therefore selling stocks at historic prices when they are likely to open lower or buying them when they are likely to open higher, this at the expense of the existing mutual fund holders as the ‘gain’ made by market timers must be a transfer or ‘loss’ for the existing holders.”

68. Discussions among senior BACAP officers about instituting a redemption fee on certain Nations Funds in February 2002 further demonstrate BACAP’s knowledge that market timing harmed Nations Funds’ shareholders. When BACAP’s CAO complained in February 2002 that BACAP “continue[s] to get killed by market timing activity in our international portfolios,” BACAP’s co-President responded that an analysis done by one of the funds’ sub-advisers demonstrated that market timers were responsible for the inferior performance of Nations Funds’ international equity funds. BACAP’s co-President concluded that the issue of whether a redemption fee was necessary to combat harm caused by market timing (including harm to shareholders in funds being timed by Canary) was so obvious that it was “not something that [BACAP] need[ed] to study too hard.”

69. When BACAP sales personnel objected to imposing a redemption fee on these funds, BACAP’s co-President overrode these objections. As BACAP’s co-President informed the head of BACAP’s Product Development Group, “we need to put a fee on International Equity and Emerging Markets asap. If the group can’t make a decision, then I’ll exercise ‘executive privilege.’ We’ve got a real demonstrated problem on several of our funds which creates a fiduciary responsibility that I can’t let go on unmanaged.”

BACAP Failed To Disclose Canary’s Exemption From the Redemption Fee

70. BACAP’s co-President’s threat to exercise “executive privilege” resulted in immediate consideration of a redemption fee by BACAP’s Product Development Committee.

During the Product Development Committee meeting, a senior member of the committee explained that a redemption fee was necessary because attempts by market timers to capture a price arbitrage opportunity “cause[] the portfolio management teams to maintain higher than desirable levels of cash, putting a performance drag on the Funds, which disadvantages the majority of shareholders.” The Product Development Committee recommended that the Nations Funds Board of Trustees (“the Board”) adopt a redemption fee on some Nations Funds with various exemption categories, including an exemption for “contractual agreements between the Distributor and certain dealers who would be allowed to short-term trade without paying the fee.” The “Stern Family accounts” were to be exempted from the fee pursuant to this exception.

71. In a May 21, 2002 letter, BACAP’s co-President informed the Board that “special matters” to be presented at the May 29-30, 2002 Board meeting would include approval for a redemption fee on certain funds. As BACAP’s co-President explained, “As markets have become increasingly volatile, markettimers have become more prevalent. This is particularly true in international equity funds. As a general matter, we believe that market timing is harmful to the majority of our Funds’ shareholders.”

72. At or about the time he sent the letter to the Board, BACAP’s co-President spoke with the head of Bank of America’s Asset Management Group about the upcoming Board meeting. Part of this discussion included a review of draft materials that specifically disclosed that the “Stern Family accounts” would be exempt from the redemption fee. Both gentlemen agreed that, even if customer privacy concerns prevented BACAP from identifying Canary as the exempt client, BACAP’s co-President should inform the Board that BACAP had an approved timing relationship and that the approved timer would be exempt from the fee.

73. The materials ultimately provided to the Board did not disclose that the “Stern Family accounts” would be exempt from the redemption fee. In the “Executive Summary” section of the presentation materials, BACAP informed the Board that “[s]pecific exceptions will be made for trades unrelated to market timing.” In a subsequent section titled “Exempted Transactions,” the materials noted that one of the proposed exemption categories covered

“[s]hares redeemed from accounts for which the dealer, broker or financial institution of record have entered into an agreement with Nations Funds specifically allowing short-term trading activity, including BAI, Bank of America Private Bank, Merrill Lynch and specific accounts (Under these circumstances the negative impact can generally be avoided)” (emphasis original).

74. According to senior BACAP officials, during his presentation to the Board, BACAP’s co-President explained that BACAP had a controlled market timer who was being permitted to market time Nations Funds, including some of the funds affected by the redemption fee proposal, and that this client would not be assessed the redemption fee.

75. The Board did not ask any questions regarding the exemptions to the redemption fee, including the identity of the “specific accounts” referenced in the Board materials. The Board unanimously approved the implementation of the redemption fee as proposed.

76. Thereafter, senior BACAP personnel, internal counsel, and outside counsel drafted an update to the relevant prospectuses. BACAP personnel, internal BACAP counsel and outside counsel discussed whether, and how, to disclose that BACAP’s “controlled market timer” would be exempt from the fee. An initial draft disclosed that the redemption fee would not apply on shares “redeemed from accounts established to specifically allow short-term trading activity, and other managed agency/asset allocation accounts.” However, the final August 2002 prospectus stated that the redemption fee would not apply to shares “redeemed from accounts whereby agreement with Nations Funds short-term trading activity is permitted, including shares sold as part of an automatic rebalancing within an asset allocation program.”

77. In an e-mail labeled “for internal use,” a member of the Product Development Committee instructed representatives of BACAP’s sales force and Nations Funds’ transfer agent not to disclose the existence and identity of BACAP’s “controlled market timer” to the investing public. This executive cautioned that any investor query regarding the identity of entities excluded from the redemption fee “should be answered generically with a comment such as, ‘The list is very short and we generally limited it to entities that have not previously engaged in market timing and that we have some level of confidence that the current situation will not change. … ’ If third parties inquire as to what ‘generally’ means in that description, you can cite an exception that we have made for a client who is temporarily unable to handle the operational requirements. It would be inappropriate to discuss additional client names” (emphasis original).

Late Trading by Canary and Others

BAS’s Mutual Fund Order Entry Processes

78. Mutual fund transactions at BAS were effected through two different electronic systems: the Mutual Fund Routing System (“MFRS”) and through a batch file submission mechanism known internally as the “Special Mutual Fund Order Entry System.”

79. MFRS is a single order data entry application that had been provided to BAS by a third-party vendor. There were two methods to input trades into MFRS. The first method involved BAS registered representatives or introducing broker dealers writing out order tickets and forwarding the tickets to BAS’s Mutual Funds Operations Department (“Operations”). A dedicated settlement associate in Operations entered the trade into MFRS for execution. Trades could be entered into MFRS until 5:30 p.m. ET. These transactions were subsequently batched by the system and periodically forwarded to National Securities Clearing Corporation’s (“NSCC”) Fund/SERV mutual fund trading platform via multi-batch processing. Batches were submitted to NSCC by a third party vendor at 9:30 a.m., 11:30 a.m., 5:30 p.m. and 8:30 p.m. ET. Fund/SERV, in turn, communicated the trade to the corresponding mutual fund companies.

80. Introducing broker-dealer clients of BAS and certain BAS registered representatives could also enter trades into MFRS without manual assistance. Electronic access was given to BAS registered representatives and correspondents to enter trades remotely from their offices.

81. MFRS assigned and recorded the time the transaction was entered into the system. In certain instances, BAS reviewed MFRS transactions the following day in the Mutual Fund Audit Report, using exception reports generated by MFRS. The reports contained fields for: (1) time of entry into the system; and (2) time of trade execution for trades from June 2003 forward.

However, few times of trade execution were ever actually recorded because this data field in the transaction entry record was an optional entry. Moreover, even when the time of order execution was recorded, these records were not retained within BAS’s systems because BAS did not update their database to capture and store this information.

82. BAS’s Special Mutual Fund Order Entry System was an alternative system utilized to enter only mutual fund exchange transactions. Because BAS installed the Special Mutual Fund Order Entry System at the offices of certain introducing broker dealer clients and ultimately Canary, these entities were able to send mutual fund exchanges directly to the third-party vendor for transmission to NSCC and thus bypass BAS’s operations and compliance functions.

Late Trading by Introducing Broker Dealers

83. Beginning in 1999, BAS actively solicited clearing business from introducing broker dealers with significant mutual fund market timing clients. As reflected in an internal e-mail, at the time BAS decided to enter this business segment, BAS was aware that mutual fund families did “not cherish this business,” and that BAS would have to “leverage whatever [it could] with them” and establish a “close working relationship with them in order to expedite corrections, adjustments, late orders, etc.”

84. BAS’s decision to clear transactions for market timers was the subject of significant internal debate. One BAS Manager complained in an e-mail that entering into this business not only threatened BAS’s non-timing clearing business, but that the first market timing client was a particularly bad choice because it “pushes the limits and ignores the principals (sic) of mutual fund investing.” The BAS Manager was informed in an e-mail from a Vice President in BAS’s clearing group that BAS’s entry into the mutual fund timing business was “not something that we are going to back out of at this point” because there were “very senior people” at BAS’s clearing group, the third-party vendor and the client who were “watching the status of this project.”

85. Between June 1999 and August 2003, BAS entered into clearing agreements with at least three registered broker-dealers whose clients engaged in mutual fund market timing. BAS’s primary business purpose with respect to those introducing broker-dealers was to provide market timing services. To achieve this purpose, BAS: (1) attempted to negotiate agreements with fund families, including Nations Funds, to permit these clients to engage in market timing; (2) provided its Special Mutual Fund Order Entry System to these broker-dealers; and (3) permitted these broker-dealers to establish multiple account and registered representative numbers which enabled the broker-dealers to evade detection of ongoing market timing activity.

86. At least some of the introducing broker-dealers who had access to BAS’s Special Mutual Fund Order Entry System utilized this system to engage in late trading.

87. During the period that these entities were entering trades through BAS’s Special Mutual Fund Order Entry System, certain officers and employees in BAS’s clearing group were aware that the system could be used for late trading. This awareness is demonstrated by, among other things, the following:

(a) In two different “pitch meetings” with market timing hedge funds, senior officers from BAS’s clearing group touted the ability to enter mutual fund orders after 4 p.m. ET through the Special Mutual Fund Order Entry System as an additional benefit of establishing a relationship with BAS.

(b) A November 2001 memorandum prepared for senior management in BAS’s clearing group noted “As broker dealer on any account that buys, sells or exchanges Mutual Funds, we need to ensure that any late order taking is done with the knowledge that the order has in fact been received prior to 4:00 p.m. EST. Funds give broker dealers additional time due to internal processing and broker errors. Although the broker dealer doing the timing would have to control the monitoring of when these exchanges are received from the money manager, we must routinely review these trade blotters. We should amend each contract by stating we will need to review the time stamping of trade blotters on a formal basis.” BAS did not implement any of the suggested controls to detect or prevent late trading by correspondents with the Special Mutual Fund Order Entry System.

(c) In an August 24, 2001 e-mail, a senior BAS employee inquired whether it was problematic that clients utilizing the Special Mutual Fund Order Entry System could enter orders up until 7:00 p.m. ET while “[t]he rest of the free world cannot get to MFRS after it shuts down around 4:00, 4:30 ish.”

(d) On May 12, 2000, one of the broker dealers submitted a transaction file through the Special Mutual Fund Order Entry System at 6:52 p.m. ET. After becoming aware of the time that this transaction file was submitted, a BAS employee asked an administrator at the third-party vendor if they had had “[a]ny luck in finding out why position file was late … and what can be done to ensure it’s on time. It seems to consistently come in at 6:05 ish.”

(e) On November 15, 2001 (while BAS technicians responsible for installing the Special Mutual Fund Order Entry System were on site at this introducing broker-dealer), one of the broker-dealer’s traders sent mutual fund trade tickets to be processed by Operations. These tickets were not sent until after BAS’s internal order entry system (MFRS) had been automatically shut down (5:30 p.m. ET) and none of the tickets had time-stamps. Rather than questioning the propriety of providing the system to this entity, a BAS Vice President sent an e-mail to senior employees in BAS’s clearing group asking “when [BAS’s clearing group] will be giving your new client access to [the Special Mutual Fund Order Entry System]” so that Operations would not be further inconvenienced by such late orders.

(f) In May 2003, an employee in BAS’s clearing group asked for and received a report listing transmission times for orders entered by one of the broker dealers through the Special Mutual Fund Order Entry System in May 2003. The report showed that the broker dealer consistently submitted its order files between 5:50 p.m. and 6:47 p.m. ET.

Late Trading By Canary

88. Prior to Spring 2001, BAS only provided the Special Mutual Fund Order Entry System to registered broker-dealers. In Spring 2001, BAS took the unusual step of providing the system to a hedge fund – Canary.

89. As discussed above, Canary emphasized the importance of BAS providing clearing brokerage services for Canary’s market timing transactions at the outset of the relationship. During the mid-April 2001 meeting at BAS’s offices, senior officers from BAS’s clearing function participated in discussions about clearing Canary’s mutual fund trades. One BAS officer offered to provide Canary with direct access to BAS’s Special Mutual Fund Order Entry System. He explained that using this technology would enable Canary directly to transmit its trades to the third-party vendor and thus obviate the need to call the trades into a BAS registered representative. He also stated that an additional benefit of this system would be Canary’s ability to enter its trades until 7:00 p.m. ET.

90. Following the mid-April 2001 meeting, Sihpol sought authorization from BAS’s compliance function to permit Canary access to BAS’s electronic trading system. As a first step to obtaining this authorization, Sihpol sent an April 12, 2001 memorandum to his direct superior and a BAS compliance officer. In the April 12, 2001 memorandum, Sihpol noted that Canary had “$800MM dedicated to traditional Hedge Funds and a proprietary strategy involving market timing through daily mutual fund trading” with an “Immediate Objective” to “implement their proprietary market-timing trading strategy, through the use of our mutual fund clearing operations.” Sihpol explained that, while “initially they will have daily contact with both sides’ operational staff ... [u]ltimately, all transactions, confirmations, and clearing will take place over a direct link to our mainframe with Clearing’s software.” Sihpol further wrote that “the Stern family and, more specifically Eddie Stern and Canary Capital, fully appreciate the potential of establishing a relationship with MPCS and the BanK (sic). While the requests they are making may seem a bit unorthodox, they have made it clear they are not only willing to play by the guidelines we agree on, but also pay us for the value we can add.” This memorandum was subsequently forwarded to another member of BAS’s compliance group as well as BAS’s chief compliance officer.

91. A BAS compliance officer sought additional information from Sihpol. In an e-mail sent to Sihpol and his supervisor the same day as Sihpol’s memorandum, the compliance officer noted that while Sihpol had indicated that Canary “would have at some point ‘direct access’ to ‘clearing software,’” the compliance officer understood that “customers are not currently given access to this system.” He inquired as to whether “this proposed access [had] been discussed with IT, operations, and corporate management,” and “who in senior management ha[d] approved this arrangement.” Sihpol assured him that senior management within BAS’s clearing group had been made aware of the intent to provide Canary with direct access to BAS’s clearing system and that senior management “felt the business was worthwhile and an appropriate use of our resources.”

92. BAS made no effort to determine what, if any, safeguards had been established to ensure that Canary placed its mutual fund orders through BAS in compliance with applicable securities laws and regulations.

Canary’s “Manual” Late Trading

93. At first, Canary conducted its late trading with BAS “manually.” Prior to 4:00 p.m. ET, a Canary trader would send Sihpol or a member of his team a series of “proposed” mutual fund trades. Upon receipt, Sihpol, or a member of his team acting upon his instructions, would usually fill out an order ticket, time stamp it, and set it to one side until that evening.

94. Sometime after 4:00 p.m. ET, a Canary trader would telephone Sihpol or a member of his team to either confirm or cancel the “proposed” order. If confirmed, the order (with its pre-close time stamp) would be sent by fax to Operations for processing, and would receive that day’s NAV. If Canary cancelled the “order,” Sihpol or a member of his team would destroy the ticket.

95. Canary knew that Sihpol and his team were pre-stamping order tickets. In a May 15, 2002 e-mail to Sihpol and a member of his team, a Canary trader asked them to “[d]o me a favor and prestamp a few tickets just in case I fall asleep at 4 PM today.” The Canary trader apparently had to be woken up after the close of the market, because a member of Sihpol’s team inquired at 4:25 p.m. ET whether the Canary trader wanted BAS to “place any trades” for that day.

96. During the course of the Canary relationship, Sihpol and members of his team streamlined the “manual” order taking process. Sihpol and members of his team began waiting until after the receipt of “final” orders by Canary to time-stamp trade tickets. Despite the fact that at least 21 trade tickets submitted by Sihpol or a member of his team contained time stamps after 4:00 p.m. ET, Operations processed these transactions.

97. Sihpol and members of his team also sent directly to Operations e-mails containing Canary’s “proposed” trades that had been confirmed well after 4 p.m. ET. For example, at 3:18 p.m. on August 21, 2002, Canary sent an e-mail containing “POSSIBLE TRADES FOR 8/21/02” to Sihpol and members of his team. A member of Sihpol’s team forwarded this e-mail and attachment to Operations at 5:03 p.m. with the instruction to “please execute all trades. Tix coming soon.”

98. The practices of Sihpol and his team contravened guidelines and instructions provided by Operations. A February 2002 memorandum from Operations, among others, to brokers and trading assistants in Sihpol’s group stated: “All mutual fund tickets need to be faxed to [Operations]. … The ticket must have a time stamp prior to market close to be processed that day.”

99. Operations did not enforce that policy when it came to Canary’s transactions. As a senior member of Operations informed her supervisor after the commencement of this investigation, “We initially had many problems with Canary sending out late trades after the market close. [Senior members of Operations] were very accommodating when it came to late orders.”

Canary’s Electronic Late Trading

100. Between June and October 2001, BAS technicians installed the Special Mutual Fund Order Entry System in Canary’s New Jersey offices and trained Canary’s personnel in the use of this system. By October 11, 2001, the system was fully operational. BAS technicians subsequently facilitated Canary’s use of the Special Mutual Fund Order Entry System by installing a second direct access system in the Manhattan residence of a Canary trader.

101. From October 2001 until July 2003, the Special Mutual Fund Order Entry System was the preferred route for Canary’s late trading. Canary executed approximately 8,300 fund exchanges through the Special Mutual Fund Order Entry System. In each case, after inputting the trades directly into the system, Canary would print out a document listing the executed trades and the time that each trade had been executed. Canary then faxed that document to Sihpol or a member of his team.

102. The following morning, Sihpol or a member of his team would use this document to reconcile Canary’s trades. Once the trades were reconciled, the document was destroyed.

103. The Special Mutual Fund Order Entry System not only facilitated Canary’s late trading in the Nations Funds, it also enabled Canary to trade late in the many other mutual fund families with which BAS had selling agreements. Regardless of whether Canary traded Nations Funds shares or shares of an unaffiliated mutual fund, however, Sihpol and BAS profited. BAS collected a “wrap fee” of one percent of the Canary assets in Nations Funds and one half of one percent of the assets in other funds traded through the electronic link.

BAS’s Processes Helped The Introducing Brokers Avoid Detection By Fund Families

104. From at least June 1999 until September 2003, BAS received numerous letters from mutual fund companies notifying it that its introducing broker-dealers’ ability to engage in market timing transactions in all or some of the company’s mutual funds had been blocked. Despite having received these letters, BAS facilitated the ongoing market timing activity of its introducing broker-dealer clients by allowing the introducing broker-dealers to establish multiple account numbers and registered representative numbers. The multiple account and registered representative numbers allowed the introducing broker-dealer to conceal the market timing activity of its clients from unsuspecting mutual fund families and to persist in this activity after the mutual funds had acted to block these clients from further trading.

105. BAS took these actions despite having acknowledged in selling agreements with the fund families that BAS was “responsible for ensuring that that Fund shares [were] offered and sold in compliance with all terms and conditions” of the relevant prospectus, and despite being reminded by at least one fund family that BAS was “responsible for a ‘best effort’ to comply with stated policies of a fund.”

106. For example, between March 2001 and April 2003 BAS received more than 600 letters from fund families about mutual fund orders placed by one of the introducing broker dealers. In each of these letters, the fund family informed BAS that trades by this introducing broker-dealer had been identified as market timing transactions in contravention of the applicable prospectus. BAS forwarded all “stop letters” onto the introducing broker-dealer.

107. In each instance, the introducing broker dealer responded to the “stop letter” by establishing a “clone” account through which the introducing broker dealer continued to trade.

108. For example, on March 14, 2001, a mutual fund company notified BAS that it would no longer accept trades from certain BAS accounts belonging to the introducing broker dealer because of market timing activity. That day, the introducing broker opened a new account to avoid the trading restrictions. The introducing broker-dealer used this new BAS account number to consummate additional trades in this fund company’s mutual funds on behalf of its clients until this account was identified as a market timing account on April 18, 2001. Again, the introducing broker-dealer opened yet another BAS account.

109. Between March 2001 and April 2003, BAS received more than 90 letters from this fund company blocking 98 BAS accounts that had been established for this one introducing broker-dealer.

110. BAS further facilitated the introducing broker-dealer’s market timing transactions by assisting the introducing broker in establishing and assigning different registered representative numbers to the BAS accounts. The introducing broker created and used at least fifteen different registered representative numbers for the two registered representatives of the introducing broker-dealer.

111. The foregoing acts and practices of Respondents violated the Martin Act, Article 23-A of the General Business Law.

112. The foregoing acts and practices of Respondents violated § 349 of the General Business Law.

113. The foregoing acts and practices of Respondents violated § 63 (12) of the Executive Law.

AGREEMENT

IT NOW APPEARING THAT Respondents desire to settle and resolve the Investigation without admitting or denying the Attorney General’s Findings, which Findings are not binding on any other person or entity in this or any other proceeding, the Attorney General and Respondents hereby enter into this Assurance of Discontinuance, pursuant to Executive Law § 63 (15), and agree as follows:

I. Affirmative Relief

A. Disgorgement and/or Restitution and Civil Penalty

1. Respondents shall pay, jointly and severally, $250,000,000 in disgorgement and/or restitution plus a civil money penalty in the amount of $125,000,000 for a total payment of $375,000,000, exclusive of the value of the management fee reductions provided for in Section I.C. below. The $375,000,000 payment shall be remitted to and administered by the SEC in accordance with an Order, dated February, 2005 issued by the SEC against Respondents (the “SEC Order”). Amounts ordered to be paid as civil money penalties pursuant to this Assurance of Discontinuance (i.e., paid pursuant to the terms of the SEC Order) shall be treated as penalties paid to the government for all purposes, including tax purposes.

2. Respondents agree that they shall not seek or accept, directly or indirectly, reimbursement or indemnification, including, but not limited to, payment made pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Assurance of Discontinuance, provided that nothing in this Assurance of Discontinuance (including without limitation paragraph 3 of Section II.A) shall: (a) prevent Respondents from bringing claims (including claims for indemnity and/or contribution) against persons or entities for injuries sustained by, or for amounts paid in disgorgement by, Respondents as a result of such persons’ or entities’ engagement or involvement in, agreement to permit or failure to prevent market timing or late trading; or (b) limit or impair the rights of persons other than Respondents under any applicable insurance policy.

3. Except as specified in Section I.E., no payments made or costs incurred by Respondents pursuant to or in connection with this Assurance of Discontinuance shall be borne directly or indirectly by any Nations Fund or the shareholders thereof. Respondents agree and undertake that they and their affiliates shall not directly or indirectly assess any fee or charge to any Nations Fund or the shareholders thereof to defray, recoup or reimburse any such payments or costs, including, but not limited to, the reduction in management fees provided for in Section I.C. below. Within 45 days after the end of Respondents’ fiscal years 2004 through 2009, the president or chief executive officer of BACAP, BACAP Distributors, and BAS shall certify in writing to the New York State Attorney General that BACAP, BACAP Distributors and BAS, respectively have complied in all material respects with the provisions of this paragraph.

B. General Relief

1. Respondents admit the jurisdiction of the Attorney General in connection with the subject matter of this Investigation. Respondents will cease and desist from engaging in any acts in violation of the Martin Act, General Business Law § 349 and/or Executive Law § 63(12) and will comply with the Martin Act, General Business Law § 349 and Executive Law § 63(12).

2. Evidence of a violation of this Assurance of Discontinuance by Respondents shall constitute prima facie proof of violation of the Martin Act, General Business Law § 349 and Executive Law § 63(12) in any civil action or proceeding hereafter commenced by the Attorney General.

C. Reduction of Management Fee Rates For Five Years

1. BACAP and BACAP Distributors agree that by December 1, 2004, BACAP, BACAP Distributors and their Successors (as hereinafter provided for in Section II.D.8.) shall establish reduced BACAP Net Management Fee Rates for certain of the Nations Funds identified on Schedule A (or any mutual fund into which any of such Nations Fund is merged or its assets transferred). “BACAP Net Management Fee Rates” means the percentage fee rates specified in the relevant agreements between BACAP and its affiliates and the Nations Funds, less waivers and reimbursements by BACAP and its affiliates, in effect as of March 15, 2004, which rates are set forth on Schedule A attached to this Assurance of Discontinuance and on Schedule A of the Assurance of Discontinuance entered into by Columbia Management Advisors, Inc. and Columbia Funds Distributor, Inc (the “Columbia Assurance of Discontinuance”) simultaneously with this Assurance of Discontinuance. The reduced BACAP Net Management Fee Rates when combined with the reduced Columbia Net Management Fee Rates in certain of the Columbia Funds as provided for in the Columbia Assurance of Discontinuance, shall result in a total reduction of $32 million a year in fees paid by the Nations Funds and the Columbia Funds, based on assets under management in the Nations Funds and the Columbia Funds as of March 15, 2004 (the “Net Management Fee Reduction”) for a projected total reduction over five years of $160 million from that which would have been paid by the Nations Funds and the Columbia Funds based on the BACAP Net Management Fee Rates and the Columbia Net Management Fee Rates and assets under management as of March 15, 2004. BACAP and BACAP Distributors further agree that the reduced BACAP Net Management Fee Rates established pursuant to this agreement shall not be increased through November 30, 2009.

The Terms “Columbia Funds” and “Columbia Net Management Fee Rates” shall have the same meaning as provided for in the Columbia Assurance of Discontinuance.

2. If prior to December 1, 2009 the reduced Columbia Net Management Fee Rates, provided for in paragraph I.C.1, are increased, then BACAP, BACAP Distributors and their Successors shall make further reductions in the BACAP Net Management Fee Rates so as to result in the total yearly Net Management Fee Reduction from the reduced BACAP Net Management Fee Rates and the reduced Columba Management Fee Rates provided for in paragraph I.C.1.

3. BACAP and BACAP Distributors represent and warrant that Schedule A, attached hereto, accurately and completely states: (a) assets under management for the Nations Funds and Columbia Funds (excluding money market funds) as of March 15, 2004; (b) the Net Management Fee Rates for the Nations Funds and Columbia Funds as of March 15, 2004; and (c) the reduced BACAP Net Management Fee Rates, the reduced Columbia Net Management Fee Rates and the resulting Net Management Fee Reduction of $32 million as provided in paragraph I.C.1 above.

D. Corporate Governance of Mutual Funds

1. On or after February 1, 2005, BACAP shall not directly or indirectly manage or provide investment advisory services to any Nations Fund that has not agreed to and implemented the provisions of Section I (Affirmative Relief) of this Assurance of Discontinuance insofar as they concern acts by the Nations Fund. In the event that any Nations Fund to which BACAP provides direct or indirect management or investment advisory services ceases to continue to act in accordance with such provisions, BACAP shall promptly terminate its management of, and/or provision of advisory services to, such Nations Fund. Any such termination will be made in accordance with the terms of BACAP’s investment advisory agreement with such Nations Fund (insofar as such investment advisory agreement terms are not inconsistent with this Assurance of Discontinuance), in accordance with the provisions of the Investment Company Act of 1940 (15 U.S.C. 80a-1, et seq.) and the Investment Advisers Act of

1940 (15 U.S.C. 80b-1, et seq.)(collectively, the “ ’40 Acts”), and within 180 days, unless this period is extended by agreement of the parties to this Assurance of Discontinuance. For purposes of this Subsection D., Nations Fund includes any mutual fund into which any Nations Fund is merged or its assets are transferred or any reorganized mutual fund into which the assets of any Nations Fund are transferred.

Chairman of the Board

2. BACAP may manage or advise a Nations Fund only if the Chairman of the Board of Trustees of such Nations Fund is in all respects independent of Respondents, their respective affiliates and Columbia (as defined below) and has had no prior relationship (other than a purely social acquaintance): (a) at any time, with Respondents, their respective present or former affiliates (excluding any relationship with a present or former affiliate, other than Columbia and Fleet (as defined below), that was not an affiliate of Respondents at the time of such relationship), directors, officers, employees or agents acting in their capacity as such agents, with such mutual fund or with Columbia or a mutual fund advised and/or managed by Columbia (other than to have been a mutual fund trustee or director or owner of shares of a Nations Fund or Columbia Fund mutual fund or closed-end fund on customary terms); or (b) during the prior ten years with Fleet (as defined below) (hereinafter referred to as an “Impermissible Relationship”), provided however, that in the event of the death, resignation or removal by the Nations Funds’ Board of Trustees of such Chairman, BACAP may continue to manage or advise such Nations Fund provided that the Nations Funds’ Board of Trustees, as soon as practicable and in no case later than 120 days after such death, resignation, or removal, appoints as a replacement a Chairman who satisfies the requirements for a Chairman as set forth in this paragraph 2 of Section I.D (including without limitation, having no Impermissible Relationship), and provided further that until such appointment, the Chairman of the Nations Funds’ Board of Trustees shall be a trustee who is an “Independent Member” as defined in paragraph 4 of this Section I.D. An Impermissible Relationship includes, but is not limited to, any of the following types of relationships: (I) substantial commercial, banking, or financial relationship; (ii) any legal, accounting, consulting, advisory, familial, charitable, employee, director, trustee or officer relationship; provided, however, a charitable relationship shall not be deemed an Impermissible Relationship if the charitable relationship is disclosed to the Board of Trustees. During the period when acting as Chairman and for two years thereafter, the Chairman and any firm with which he or she is affiliated shall have no such Impermissible Relationship, provided that nothing in this sentence shall prevent any firm with which such Chairman becomes affiliated in the two years after acting as Chairman from continuing a pre-existing commercial, banking or financial relationship with Respondents and their respective affiliates but only if such Chairman did not have any direct or indirect participation with such pre-existing relationship. An interested person of Respondents or of a Nations Fund shall not be deemed “independent.” For purposes of this Assurance of Discontinuance, “interested person” has the same meaning as defined in the Investment Company Act of 1940 (“Investment Company Act”); “familial” means all individuals within three degrees of consanguinity or affinity; and “Columbia” as used in this paragraph I.D.2 and paragraph I.D.4 below, means Columbia Management Advisors, Inc. and/or Columbia Funds Distributor, Inc., their respective present or former affiliates which had or have any commercial, banking or financial relationship with any Columbia Fund, and their respective present or former directors, officers, employees or agents acting in their capacity as such agents. “Fleet” refers to FleetBoston Financial and its affiliates prior to their merger with Bank of America Corporation and their directors, officers and employees or agents acting in their capacity as such agents, excluding Columbia, as defined immediately above.

3. In the event that BACAP desires input from the Attorney General as to whether a proposed Chairman of the Board of Trustees (or Senior Officer or Independent Fee Consultant, as defined below) has a relationship that is an Impermissible Relationship, BACAP may make full disclosure of the facts and circumstances and seek the prior guidance of the Attorney General; provided, however, that nothing contained herein shall be construed to excuse a breach of the Assurance of Discontinuance where a Chairman, Senior Officer or Independent Fee

Consultant has already assumed office before the input of the Attorney General was sought by BACAP.

Trustees

4. BACAP may manage or advise a Nations Fund only if at least seventy-five percent of the members of a Nations Fund’s Board of Trustees: (a) are not interested persons, as defined by the Investment Company Act, of Respondents or any of their affiliates or Columbia; and (b) have not been directors, officers or employees of Respondents or Columbia at any point during the preceding 10 years (“Independent Members”). In the event that a Nations Fund’s Board of Trustees fails to meet this requirement at any time due to the death, resignation, retirement or removal of any Independent Member, BACAP shall terminate its management of, and provision of advisory services to such Nations Fund unless the Independent Members bring the Nations Fund’s Board of Trustees into compliance within a reasonable period of time as provided under the provisions of the ‘40 Acts, not to exceed 120 days (or 180 days if a shareholder vote is necessary), unless extended by written agreement of the parties to this Assurance of Discontinuance. BACAP may manage or advise a Nations Fund only if as of May 1, 2005, the seven Trustees, with the longest tenure as Trustees of such Nations Fund (or its predecessor entities) as of the date this Assurance of Discontinuance is fully executed, have either (I) attained by such execution date, the current mandatory retirement age of 72 for Trustees, or (ii) determined not to seek reelection as a Trustee for such Nations Fund at a shareholder meeting of such Nations Fund to be held between such execution date and May 1, 2005, and such seven Trustees do not stand for reelection as Trustees at such shareholder meeting. (“Trustee” means a member of the Board of Trustees for a Nations Funds, including but not limited to the Boards of Trustees of Nations Funds Trust, Nations Master Investment Trust and Nations Separate Accounts Trust.)

Senior Officer

5. Within 80 days of the parties’ execution of this Assurance of Discontinuance, BACAP shall recommend in writing to the Board of Trustees of each Nations Fund that the Nations Fund either:

(a) appoint a full-time senior officer (“Senior Officer”) with the title of at least Senior Vice President who shall have no Impermissible Relationship (as defined above) during the period he or she is acting as Senior Officer and for two years thereafter; provided, however, that a Nations Fund’s Senior Officer may be technically employed and paid by BACAP or an affiliate and be the same person the Nations Fund and/or a Columbia Fund designates as the Chief Compliance Officer of the Nations Fund and/or a Columbia Fund pursuant to Rule 38a-1(a)(4) under the Investment Company Act, 17 C.F.R. 270.38a-1(a)(4), so long as such person is not also employed by BACAP or its affiliates pursuant to Rule 206(4)-7 of the Investment Advisors Act, 17 C.F.R. 275.206(4)-7, or has any duties or responsibilities other than as Chief Compliance Officer of the Nations Fund and/or a Columbia Fund pursuant to Rule 38a-1(a)(4) and Senior Officer of the Fund pursuant to this Assurance of Discontinuance. The Senior Officer may serve as Senior Officer to more than one Nations Fund and/or Columbia Fund; or

(b) engage an independent compliance consultant (the “Independent Compliance Consultant”) who shall have no Impermissible Relationship during the period he or she is acting as Independent Compliance Consultant and who has the duties and responsibilities set forth in paragraph I.D.8, below. The Independent Compliance Consultant shall be a named individual who is either self-employed or a principal, partner, member or officer of an entity. The Independent Compliance Consultant may not be employed by BACAP pursuant to Rule 206(4)-7 of the Investment Advisors Act, 17 C.F.R. 275.206(4)-7, but the Independent Compliance Consultant may be the same person who serves as the Independent Compliance Consultant pursuant to paragraph 140 of the SEC Order, so long as the Independent Compliance Consultant has no duties or responsibilities to Respondents, Respondents’ affiliates, or any of the officers, directors or agents of the foregoing. For a period of two years following conclusion of the

Independent Compliance Consultant’s services as such, Respondents and their affiliates shall not enter into any substantial commercial, banking or financial relationship or any attorney-client, accounting, consulting or advisory relationship with the Independent Compliance Consultant or with any firm with which the Independent Compliance Consultant was affiliated while Independent Compliance Consultant.

6. BACAP may manage or advise a Nations Fund only if the Senior Officer and/or the Independent Compliance Consultant of the Nations Fund acknowledges that he or she owes a fiduciary duty to the Board of Trustees of the Nations Fund and to the shareholders of the Nations Fund, and only if he or she reports directly to the Nations Fund’s Board of Trustees and such reporting is as often as may be appropriate, but no less than quarterly.

7. BACAP may manage or advise a Nations Fund only if, subject to approval by the Independent Members of the Nations Fund’s Board of Trustees, the Senior Officer, the Independent Compliance Consultant and/or the Independent Fee Consultant (as defined below) have the authority to retain or consult consultants, experts or staff as may be reasonably necessary to assist the Senior Officer, the Independent Compliance Consultant and/or the Independent Fee Consultant in the performance of his or her duties. The Senior Officer, the Independent Compliance Consultant and the Independent Fee Consultant and such consultants, experts or staff shall be compensated at their reasonable and customary rates as determined by the Independent Members of the Nations Funds. The Senior Officer, the Independent Compliance Consultant and the Independent Fee Consultant may be terminated only with the approval of a majority of the Independent Members of the Nations Fund’s Board of Trustees.

8. BACAP may manage or advise a Nations Fund only if the duties and responsibilities of the Nations Fund’s Senior Officer or Independent Compliance Consultant include at least monitoring compliance by the Nations Fund and its investment advisor(s) (insofar as the advisors act in connection with the Nations Fund), with: (I) applicable federal and state securities laws; (ii) applicable state laws respecting potential or actual conflicts of interests;

(iii) their respective fiduciary duties; and (iv) applicable codes of ethics and/or compliance manuals.

9. BACAP may manage or advise a Nations Fund only if the Independent Members of the Nations Fund’s Board of Trustees assign to the Senior Officer the following duties and responsibilities, or retain an independent fee consultant (the “Independent Fee Consultant”) who shall acknowledge that he or she owes a fiduciary duty to the Board of Trustees of the Nations Fund and to the shareholders of the Nations Fund and whose duties and responsibilities include managing the process by which proposed management fees (including, but not limited to, advisory fees) to be charged the Nations Fund are negotiated so that they are negotiated in a manner which is at arms’ length and reasonable and consistent with this Assurance of Discontinuance. Proposed management fees include, but are not limited to, renewal of existing management fee agreements or continuation of such existing fee agreements for an additional year or other period after approval by the Board of Trustees of the Nations Fund. The Independent Fee Consultant shall be a named individual who is either self-employed or a principal, partner, member or officer of an entity. The Independent Fee Consultant shall have no duties or responsibilities to Respondents, Respondents’ affiliates, or any of the officers, directors or agents of the foregoing and shall have no Impermissible Relationship (except that the Independent Fee Consultant may have previously served as an Independent Fee Consultant to the Nations Fund) during the period he or she is acting as Independent Fee Consultant. For a period of two years following conclusion of the Independent Fee Consultant’s services as such, Respondents and their affiliates shall not enter into any substantial commercial, banking, or financial relationship or any attorney-client, accounting, consulting, or advisory relationship with the Independent Fee Consultant or with any firm with which the Independent Fee Consultant was affiliated while Independent Fee Consultant.

10. BACAP may manage or advise a Nations Fund only if the reasonableness of the proposed management fees is determined by the Board of Trustees of the Nations Fund using either:

(a) an annual competitive bidding process, supervised by the Senior Officer or the Independent Fee Consultant, that includes at least three sealed bids with proposed management fees; or

(b) an annual independent written evaluation prepared by or under the direction of the Senior Officer or the Independent Fee Consultant that considers at least the following: (I) management fees (including any components thereof) charged to institutional and other clients of BACAP for like services; (ii) management fees (including any components thereof) charged by other mutual fund companies for like services; (iii) costs to BACAP and its affiliates of supplying services pursuant to the management fee agreements, excluding any intra-corporate profit; (iv) profit margins of BACAP and its affiliates from supplying such services; (v) possible economies of scale as the Nations Fund grows larger; and (vi) the nature and quality of BACAP’s services, including the Nations Fund’s performance.

11. BACAP may manage or advise a Nations Fund only if the Nations Fund’s Senior Officer or Independent Fee Consultant keeps the Nations Fund’s Board of Trustees fully and promptly informed of the bidding process or the fee evaluation process, as the case may be.

12. BACAP may manage or advise a Nations Fund only if it cooperates fully and promptly with the Nations Fund’s Senior Officer, Independent Compliance Consultant and/or Independent Fee Consultant and provides any information (including preparation of summaries or other compilations of data) and documents in the possession, custody or control of BACAP that the Senior Officer, Independent Compliance Consultant and/or Independent Fee Consultant requests and that relate to or concern any of the matters referenced in this Section I.D BACAP shall promptly provide the Senior Officer, Independent Compliance Consultant and/or the Independent Fee Consultant with access to any director, officer or employee of BACAP and use its best efforts to cause such persons to answer any and all inquiries put to them by the Senior Officer, Independent Compliance Consultant or Independent Fee Consultant that relate to or concern any such matters.

13. BACAP may manage or advise a Nations Fund after May 13, 2005, only if the Nations Fund has hired and continues to employ or retain the Nations Fund’s Senior Officer, Independent Compliance Consultant and/or Independent Fee Consultant, so that all the duties and responsibilities described in paragraphs 5 -12 of Secion I.D are assigned to such Senior Officer, Independent Compliance Consultant and/or Independent Fee Consultant. In the event of the death, resignation or removal by the Nations Funds’ Board of Trustees of the Senior Officer, Independent Compliance Consultant or Independent Fee Consultant, BACAP may continue to manage or advise such Nations Fund provided that the Nations Funds’ Board of Trustees as soon as practicable and in no case later than 120 days after such death, resignation, or removal, appoints as a replacement a Senior Officer, Independent Compliance Consultant or Independent Fee Consultant (as the case may be) who satisfies the requirements for a Senior Officer, Independent Compliance Consultant or Independent Fee Consultant as set forth in paragraphs 5 through 9 of Section I.D (including without limitation, having no Impermissible Relationship). By May 13, 2005, BACAP shall provide a written schedule to the Attorney General that identifies the name of the Nations Fund’s Senior Officer, Independent Compliance Consultant and/or the Independent Fee Consultant, as applicable, and describes his or her background and compensation. BACAP shall keep the information on the schedule current and provide an updated schedule to the New York State Attorney General within 10 days of any change in such information.

14. Within 15 days after the Board of Trustees of a Nations Fund has completed its review of the written fee evaluation provided for in paragraph I.D.10 and approved a new advisory agreement or continuation of a presently existing advisory agreement, BACAP shall publicly disclose a summary of such evaluation and any opinions or conclusions arising from or included in the evaluation (hereinafter referred to as the “Fee Summary”). The Fee Summary shall discuss the factors referenced in Section I.D.10. and sufficient specifics so that an investor in the Nations Fund can evaluate the reasonableness of the fees; provided, however, that the Fee Summary shall not be required to include or reveal confidential, competitively sensitive data, such as (but not limited to) institutional fee rates, internal costs and profit margins. Public disclosure shall include, at least: (a) continuous, prominent posting (in downloadable format) on the Nations Fund’s website of Fee Summaries of at least the two most recent fee evaluations as part of the Nations Fund description; (b) delivery or incorporation of the Fee Summary of the most recent fee evaluation with, or in, the annual and semi-annual reports furnished to shareholders; and (c) prominent notice, in any periodic account statements furnished by the Nations Fund to individual direct investors, of the fact that the Fee Summaries are available as provided in (a) and (b) of this paragraph I.D.14.

15. With respect to any of the provisions of this Section I (Affirmative Relief) insofar as they concern acts by Nations Fund, if any Nations Fund: (a) does not agree to such Affirmative Relief provisions; (b) does not implement such provisions; and/or (c) ceases to continue to act in accordance with such provisions (an “Event of Non-Compliance”), BACAP shall have 20 days therefrom to cure such Event of Non-Compliance, prior to implementation of any termination as provided in paragraph I.D.1 above.

E. Disclosure to Investors

1. BACAP shall bear the costs for developing procedures, to be implemented by June 30, 2005, whereby BACAP, in an easy to understand format, shall:

(a) include with each periodic account statement a Nations Fund sends to investors: (I) the fees and costs, in actual dollars, on a fund-by-fund basis, charged to the investor-recipient of the statement based upon the investor’s most recent quarterly closing balance; and (ii) the fees and costs, in actual dollars, that would be charged a hypothetical investment of $10,000 held for the next 10 years and the impact of such fees and costs on fund returns for each year and cumulatively, assuming a 5% return for each year and continuation of the reduced Net Management Fee Rates provided in Section I.C. above for disclosures made during the period through November 30, 2009, and assuming for disclosures made after November 30, 2009, a 5% return for each year and the then current BACAP Net Management Fee Rates;

(b) maintain continuous, prominent posting on its website of: (I) a calculator that will enable an investor to calculate the fees and costs, in actual dollars, on a fund-by-fund basis, charged to each investor based upon the investor’s most recent quarterly closing balance; and (ii) the fees and costs, in actual dollars, that would be charged a hypothetical investment of $10,000 held for the next 10 years and the impact of such fees and costs on fund returns for each year and cumulatively, assuming a 5% return for each year and continuation of the reduced Net Management Fee Rates provided in Section I.C. above for disclosures made during the period through November 30, 2009, and assuming for disclosures made after November 30, 2009, a 5% return for each year and the then current BACAP Net Management Fee Rates; and

(c) unless a SEC written comment letter states to the contrary, disclose in the applicable prospectus or amendment thereto a summary showing the fees and costs, in actual dollars, that would be charged a hypothetical investment of $10,000 held for the next 10 years and the impact of such fees and costs on fund returns for each year and cumulatively, assuming a 5% return for each year and continuation of the reduced Net Management Fee Rates provided in section I.C. above for disclosures made during the period through November 30, 2009, and assuming for disclosures made after November 30, 2009, a 5% return for each year and the then current BACAP Net Management Fee Rates; provided however that, in the case of money market funds, BACAP shall make disclosures comparable to that required under Section I.E.1.(a) through (c).

2. Any disclosure requirement to investors in Section I.E.1. shall not be required if and to the extent that any such disclosure is expressly prohibited by rules promulgated and adopted by the SEC or the NASD.

F. Broker Dealer Clearing

1. BAS will voluntarily exit the unaffiliated introducing broker dealer mutual fund clearing business by December 31, 2004. In the event that BAS seeks to conduct any introducing broker dealer mutual fund clearing business relating to unaffiliated broker dealers, or to become directly or indirectly affiliated with any such clearing business, BAS undertakes to retain an independent consultant not unacceptable to the SEC staff to review the policies and procedures of the clearing business to ensure compliance with the federal securities laws. The provisions of this paragraph shall not be binding on any unaffiliated purchaser of BAS’s introducing broker dealer clearing business.

II. Other Provisions

A. Scope Of This Assurance of Discontinuance

1. This Assurance of Discontinuance concludes the Investigation brought by the Attorney General and any action the Attorney General could commence against Respondents any of its current corporate affiliates or any Nations Fund arising from or relating to the subject matter of the Investigation; provided however, that nothing contained in this Assurance of Discontinuance shall be construed to cover claims of any type by any other state agency or any claims that may be brought by the Attorney General to enforce Respondents’ obligations arising from or relating to the provisions contained in this Assurance of Discontinuance. This Assurance of Discontinuance shall not prejudice, waive or affect any claims, rights or remedies of the Attorney General with respect to any person or entity not a party hereto (except for Respondents, Respondents’ current corporate affiliates and any Nations Funds as provided in the first sentence of this paragraph 1) all of which claims, rights and remedies are expressly reserved.

2. If Respondents do not make the payments as provided in Section I.A. of this Assurance of Discontinuance (i.e., pursuant to the SEC Order), or the Net Management Fee Reduction as provided in Section I.C. of this Assurance of Discontinuance, or Respondents commits a breach of any of their obligations under this Assurance of Discontinuance, the Attorney General may terminate this Assurance of Discontinuance, at his sole discretion, upon written notice to Respondents followed by Respondents’ failure to cure such breach within a reasonable time, and Respondents agree that any statute of limitations or other time related defenses applicable to the subject of the Investigation and any claims arising from or relating thereto are tolled from and after December 31, 2003. In the event of such termination, Respondents expressly agree and acknowledge that this Assurance of Discontinuance shall in no way bar or otherwise preclude the Attorney General from commencing, conducting or prosecuting any investigation, action or proceeding, however denominated, arising from or relating to the subject matter of the Investigation, against Respondents or from using in any way any statements, documents or other materials produced or provided by Respondents after commencement of the Investigation, including, without limitation, any statements, documents or other materials provided for purposes of settlement negotiations.

3. For any person or entity not a party hereto, this Assurance of Discontinuance does not prohibit, limit or create any rights, remedies or liabilities. It also does not limit or prohibit any defenses of Respondents, their current or former affiliates or their respective heirs, successors, executors, administrators, and assigns to claims asserted by an person or entity not a party hereto.

4. This Assurance of Discontinuance is not intended by the Attorney General to subject Respondents or any of its affiliates to any disqualifications under the laws of any state, the District of Columbia, Puerto Rico or territory (collectively “State”), including, without limitation, any disqualifications from relying upon the State registration exemptions or State safe harbor provisions.

5. The SEC Order, this Assurance of Discontinuance and any order of any other State in a proceeding based upon the acts, practices and procedures of Respondents which are the subject of the Investigation (collectively, the “Settlement Documents”) shall not disqualify Respondents or their affiliates from any business that they otherwise are qualified, licensed or permitted to perform under the applicable law of the State of New York and any disqualifications from relying upon this state’s registration exemptions or safe harbor provisions that arise from the Settlement Documents are hereby waived.

Cooperation

1. Respondents, their respective successors, assigns, current affiliates and/or purchasers of all or substantially all the assets of any of the foregoing (“BOAC”) agree to cooperate fully and promptly with the Attorney General with regard to any investigation, litigation or other proceeding initiated by the Attorney General or to which the Attorney General is a party, whether pending or subsequently initiated, relating to market timing or late trading. BOAC shall use their best efforts to ensure that all the current and former officers, directors, trustees, agents and employees of BOAC and/or the Nations Funds also fully and promptly cooperate with the Attorney General.

2. Such cooperation shall include, without limitation:

(a) production, voluntarily and without service of subpoena, of all documents or other tangible evidence requested by the Attorney General and any compilations or summaries of information or data that the Attorney General requests be prepared, with the exception of any information or documents with respect to which BOAC has a statutory or contractual obligation of confidentiality to persons or entities who are not parties to this Assurance of Discontinuance (“Confidential Information”) and information or documents protected by the attorney-client and/or work product privileges (“Privileged Information”);

(b) without the necessity of a subpoena, having the current officers, directors, and employees of BOAC attend any proceedings in New York State or elsewhere at which the presence of any such persons is requested by the Attorney General and having such current officers, directors, and employees answer any and all inquiries that may be put by the Attorney General to any of them at any proceedings or otherwise (“proceedings” include, but are not limited to, any meetings, interviews, depositions, hearings, trials or other proceedings), except to the extent to which such inquiries call for the disclosure of Confidential Information or Privileged Information;

(c) BOAC’s using their best efforts to cause former officers, directors, trustees, agents and employees of BOAC and the then-current trustees and agents of BOAC to attend any proceedings in New York State or elsewhere at which the presence of any such persons is requested by the Attorney General and to answer any and all inquiries that may be put by the Attorney General to any of them at any proceedings or otherwise, except to the extent to which such inquiries call for the disclosure of Confidential Information or Privileged Information;

(d) fully, fairly and truthfully disclosing all information and producing all records and other evidence in their possession relevant to all inquiries made by the Attorney General, except to the extent to which such inquiries call for the disclosure of Confidential Information or Privileged Information;

(e) making outside counsel reasonably available to provide comprehensive presentations concerning any internal investigation relating to all matters in this Assurance of Discontinuance and to answer questions, except to the extent to which such presentations or questions call for the disclosure of Confidential Information or Privileged Information.

3. All communications relating to cooperation pursuant to this Assurance of Discontinuance may be made to BOAC’s attorneys as follows:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY10019

Attention: Stephen R. DiPrima Esq.

Tel: (212) 403-1382

Fax: (212) 403-2382

4. In the event BOAC fails to comply with this Section II.B. of the Assurance of Discontinuance and fails to cure such non-compliance within 20 days after written notice to either BACAP or Wachtell, Lipton, Rosen & Katz from the Attorney General, the Attorney General shall be entitled, in addition to any other remedies in the Assurance of Discontinuance or otherwise, to: (a) liquidated damages of $100,000 for each day that BOAC is in non-compliance; and (b) specific performance.

C. No Indemnification

1. Except as otherwise required by applicable law, or by written agreement existing on the date this Assurance of Discontinuance is executed, including but not limited to, then presently existing articles of incorporation and then presently existing by-laws of Respondents and/or their corporate affiliates, BOAC shall not make any payments of indemnification or allowances of expenses respecting “market timing” and “late trading” transactions to any person, including, without limitation, current or former directors, officers, employees or agents. However, any such payments by BOAC required by law, the foregoing articles of incorporation, by-law or prior written agreement shall be payable at the time and in the manner of BOAC’s choosing. In determining whether it is permitted to make any payments of indemnification or allowance of expenses under this paragraph, BOAC shall be entitled to rely on a written opinion from applicable state law counsel as to BOAC’s legal obligations for indemnification or allowance of expense under applicable law, the foregoing articles of incorporation or by-law, or prior written agreement.

2. Nothing in this Assurance of Discontinuance shall prevent or limit BOAC from indemnifying the Nations Funds or their successors in connection with any business combination, merger or otherwise.

D. Miscellaneous Provisions

1. This Assurance of Discontinuance and any dispute related thereto shall be governed by the laws of the State of New York without regard to any conflicts of laws principles.

2. No failure or delay by the Attorney General in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative.

3. Respondents consent to the jurisdiction of the Attorney General in any proceeding or action to enforce this Assurance of Discontinuance.

4. Respondents enter into this Assurance of Discontinuance voluntarily and represent that no threats, offers, promises, or inducements of any kind have been made by the

Attorney General or any member, officer, employee, agent or representative of the Attorney General to induce Respondents to enter into this Assurance of Discontinuance.

5. Respondents agree not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any finding in this Assurance of Discontinuance or creating the impression that this Assurance of Discontinuance is without factual basis. Nothing in this paragraph affects Respondents: (a) testimonial obligations; or (b) right to take legal or factual positions in any legal or administrative proceeding in which the Attorney General is not a party.

6. This Assurance of Discontinuance may be changed, amended or modified only by a writing signed by all parties hereto.

7. This Assurance of Discontinuance, together with the attached schedule, constitutes the entire agreement between the Attorney General and Respondents and supersedes any prior communication, understanding or agreement, whether written or oral, concerning the subject matter of this Assurance of Discontinuance.

8. This Assurance of Discontinuance shall be binding upon Respondents, their respective successors, assigns, and/or purchasers of all or substantially all of the assets of any of the foregoing (“Successors”) for as long as any of them continues to provide investment advisory services to the Nations Funds or any successors thereof (including any funds with which any Nations Fund is merged) provided, however, that Respondents or any successor to Respondents may petition the Attorney General to obtain relief from such undertakings.

9. This Assurance of Discontinuance shall be effective and binding only when this Assurance of Discontinuance is signed by all parties. This Assurance of Discontinuance may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

WHEREFORE, the following signatures are affixed hereto on the dates set forth below.

Dated: February 8, 2005

Banc of America Capital Management, LLC

By	/s/ Keith T. Banks
[Name]	Keith T. Banks
[Title]	President

BACAP Distributors, LLC

By	/s/ Keith Winn
	[Name]	Keith Winn
	[Title]	Senior Vice President

Banc of America Securities, LLC

By	/s/ Alvaro G. deMolina
	[Name]	Alvaro G. deMolina
	[Title]	CEO

Dated: February 8, 2005

Reviewed by:

/s/ Theodore A. Levine
Theodore A. Levine, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY10019
Counsel for Banc of America Capital Management, LLC
BACAP Distributors, LLC and
Banc of America Securities, LLC

Dated: February 9, 2005

ELIOT SPITZER, Attorney General of the State of New York

By:	/s/ Bruce Topman
Bruce Topman
Assistant Attorney General, Senior Enforcement Counsel
Investment Protection Bureau

FORM OF ACKNOWLEDGMENT

STATE OF )
:ss.
COUNTY OF )

On this      day of February, 2005, before me personally came                     , known to me, who, being duly sworn by me, did depose and say that he is                      of                                 , a limited liability company duly organized and existing under the laws of [    ], the entity described in the foregoing Assurance of Discontinuance, is duly authorized by                                  to execute the same, and that he signed his name in my presence by like authorization.

Notary Public

My commission expires:

51